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                                                                      EXHIBIT 12

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
               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Thousands of Dollars, Except for Ratio)

                                                                           1991
                                                                         Excluding
                                                                          Special
                                 1993          1992           1991       Charge (c)       1990          1989
                              ----------    ----------     ----------    ----------    ----------    ----------
Earnings from continuing
   operations (a)             $  705,357    $  728,217     $   63,559    $  638,559    $  618,138    $  594,505
Add (deduct) distributions
   greater (to extent less)
   than income of
   unconsolidated affiliates     (33,847)      (23,188)       (25,189)      (25,189)      (11,878)      (15,491)
                              ----------    ----------     ----------    ----------    ----------    ----------
      Total                      671,510       705,029         38,370       613,370       606,260       579,014
                              ----------    ----------     ----------    ----------    ----------    ----------
Income taxes (b):
   Federal                       421,806       372,922         48,183       343,183       334,351       298,684
   State and local                27,815         3,972         11,906        11,906        20,531         9,009
                              ----------    ----------     ----------    ----------    ----------    ----------
      Total                      449,621       376,894         60,089       355,089       354,882       307,693
                              ----------    ----------     ----------    ----------    ----------    ----------
Fixed charges:
   Interest expense including
     amortization of debt
     discount                    324,018       359,575        388,286       388,286       380,243       368,535
   Portion of rentals
     representing an interest
     factor                       44,443        43,948         46,281        46,281        43,362        15,783
                              ----------    ----------     ----------    ----------    ----------    ----------
      Total                      368,461       403,523        434,567       434,567       423,605       384,318
                              ----------    ----------     ----------    ----------    ----------    ----------
Earnings available for
   fixed charges              $1,489,592    $1,485,446     $  533,026    $1,403,026    $1,384,747    $1,271,025
                              ==========    ==========     ==========    ==========    ==========    ==========

Fixed charges - as above      $  368,461    $  403,523     $  434,567    $  434,567    $  423,605    $  384,318
Interest capitalized              10,973         8,504          6,293         6,293         3,483         6,952
                              ----------    ----------     ----------    ----------    ----------    ----------
      Total                   $  379,434    $  412,027     $  440,860    $  440,860    $  427,088    $  391,270
                              ==========    ==========     ==========    ==========    ==========    ==========
Ratio of earnings to
   fixed charges                     3.9           3.6            1.2           3.2           3.2           3.2
                              ==========    ==========     ==========    ==========    ==========    ==========

(a)  Before cumulative effect of changes in accounting principles of $175,226 in 1993.

(b)  In 1993, Income taxes include the impact of the adoption of SFAS 109, "Accounting for Income Taxes", and the effect of the 1%
     corporate income tax rate increase resulting from the the Omnibus Budget Reconciliation Act of 1993.

(c)  In 1991, the Corporation recorded an $870 million ($575 million after-tax) restructuring charge.

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